Exhibit 10.2

COLDWATER CREEK INC.
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
This Severance and Change of Control Agreement (this “Agreement”), is made and entered into by and between Mark Haley (the “Executive”) and COLDWATER CREEK Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
RECITALS
1.It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board believes it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.

2.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.The Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4.Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT
In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
5.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)Cause. “Cause” shall mean (i) a failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment; (ii) a felony conviction or a plea of “no contest,” and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (iii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; (iv) material fraud or dishonesty against the Company or having a material adverse effect on the Company’s business or reputation; (v) material violation of Company policy or agreement, including without limitation the Company’s Code of Business Conduct and the Confidentiality and Intellectual Property Agreement and Agreement for Non-Solicitation or Recruitment; or (vi) failure to cooperate with the Company in any investigation or formal proceeding. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i)the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

(ii)a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity)

more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)a contest for the election or removal of members of the Board that results in the replacement during any twelve (12)-month period of at least fifty percent (50%) of the Incumbent Directors of the Board, whose appointment is not endorsed by the majority of the Incumbent Directors of the Board prior to such contest. “Incumbent Directors” is defined as: (x) Directors as of the date of this Agreement; and (y) Directors elected other than in connection with an actual or threatened proxy contest;

provided, however, that such transaction also satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code, as determined pursuant to Treasury Regulation Section 1.409A-3(i)(5), or other applicable guidance issued under Section 409A.
(c)Involuntary Termination. “Involuntary Termination” shall mean:

(i)on or following a Change of Control, and without Executive’s express written consent, a material reduction in Executive’s authority, title, duties or responsibilities relative to Executive’s authority, title, duties or responsibilities in effect immediately prior to the Change of Control;

(ii)without Executive’s express written consent, a material reduction by the Company of Executive’s base salary, except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

(iii)without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from Executive’s then current location;

(iv)any termination of Executive by the Company which is not effected for Cause; or

(v)the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11(a) below.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (i), (ii), (iii) or (v) above within ninety (90) days of the initial existence of such condition, the Company fails to remedy the condition within thirty (30) days following the receipt of such notice, and Executive terminates employment within one-hundred twenty (120) days following the initial existence of such condition. A termination due to death or disability shall not be considered an Involuntary Termination.
(d)Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

7.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

8.Severance Benefits.

(a)Involuntary Termination. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination at any time (other than on or within twelve months (12) months after a Change of Control, as described in Section 8(b) below), and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following the Termination Date, then Executive shall be entitled to the following severance benefits:

(i)100% of Executive’s annual base salary as in effect as of the Termination Date, payable in equal installments over a period of twelve (12) months following the Termination Date in accordance with the Company’s normal payroll policies, less applicable withholding, commencing on the sixtieth (60th) day following the Termination Date (with an initial catch-up payment for any installments that would have otherwise been payable in the first sixty (60) days following the Termination Date);

(ii)a portion of the bonus otherwise earned based on performance for the annual bonus period during which the Termination Date occurs, which portion is equal to the amount of the earned bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the Termination Date, and the denominator of which equals 365, payable at such time as annual bonuses are paid to other senior executives of the Company;

(iii)any earned but unpaid annual bonus for any annual bonus period which had ended prior to the Termination Date, which amount shall be paid at such time as annual bonuses are paid to other senior executives of the Company; and

(iv)reimbursement by the Company of the group health continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the date of such termination, (y) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period.

(b)Involuntary Termination On or Following Change of Control. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of an Involuntary Termination on or within twelve (12) months after a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective within sixty (60) days following the Termination Date, then in lieu of the severance benefits provided under Section 8(a) above, Executive shall be entitled to the following severance benefits:

(i)100% of the sum of the Executive’s annual base salary as in effect as of the Termination Date plus the target bonus for the annual bonus period during which the Termination Date occurs, less applicable withholding, payable in a lump sum on the sixtieth (60th) day following the Termination Date;

(ii)a portion of the target bonus for the annual bonus period during which the Termination Date occurs, which portion is equal to the amount of the target bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the Termination Date, and the denominator of which equals 365, payable in a lump sum on the sixtieth (60th) day following the Termination Date;

(iii)any earned but unpaid annual bonus for any annual bonus period which had ended prior to the Termination Date, which amount shall be paid at such time as annual bonuses are paid to other senior executives of the Company;

(iv)reimbursement by the Company of the group health continuation coverage premiums for the Executive and the Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the date of such termination, (y) the date upon which the Executive and the Executive’s eligible dependents become covered under similar plans or (z) the date the Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that the Executive will be solely responsible for electing such coverage within the required time period; and

(v)acceleration of the vesting and exercisability of all of Executive’s options and other rights to acquire common stock of the Company or its successor, or the parent of either, including restricted stock units and performance stock units, to the extent such rights are outstanding immediately prior to the Termination Date, or acceleration of vesting of any deferred compensation into which such options or other rights were converted upon the Change of Control; provided, however, that if such rights are terminated upon the Change of Control without the payment of consideration therefor, then the vesting and exercisability of such rights shall be accelerated immediately prior to the Change of Control.

For the avoidance of doubt, the severance benefits described in this Section 8(b) are in lieu of, and not in addition to, the severance benefits described in Section 8(a), and in no event will Executive be eligible for payment under both sections.
(c)Death or Disability. If Executive’s employment with the Company (and any parent or subsidiary of the Company employing Executive) terminates as a result of death or Executive becomes disabled (which for purposes of this Section 8(c) means that Executive has become eligible for disability benefits under the Company’s long-term disability plan arrangements or, if none apply, would have been so eligible under the most recent plan or arrangement, and such disability complies with the definition of “disability” under Treasury Regulations Section 1.409A-3(i)(4), or other applicable guidance issued under Section 409A (referred to herein as “Disability”)), Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to a portion of the target bonus for the annual bonus period during which the death or Disability occurs. Such portion shall be equal to the amount of the target bonus multiplied by a fraction, the numerator of which equals the number of days from the commencement of the applicable bonus period through the date of death or Disability, and the denominator of which equals 365, and shall be payable in a lump sum within sixty (60) days following the date of death or Disability. In the event of Disability, in addition to the foregoing, Executive will also be entitled to monthly cash payments equal to one twelfth (1/12th) of Executive’s annual salary in effect on the date of Disability, commencing on the Disability date and continuing for a period of twelve (12) months.

(d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; (iii) Executive shall be entitled to receive benefits in accordance with the terms of any applicable Company benefit plans; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

9.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(a)delivered in full or

(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants or other nationally recognized tax advisory firm (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.
10.Section 409A; Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no cash severance and no Company-paid health care coverage to which Executive otherwise becomes entitled under this Agreement shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date or (ii) the date of Executive’s death, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Executive shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period. Each installment payment under Section 8 shall be considered a separate payment for purposes of Code Section 409A.

11.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.Notices.

(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 12. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 5(c).

13.Noncompetition.

(a)General. In consideration of this Agreement, but without regard to whether any payments or benefits are ever made to Executive by the Company under the terms of this Agreement, Executive agrees that during the period of his employment and for twelve (12) months thereafter, Executive will not:

(i)work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, or in any consulting capacity or as an independent contractor) for or own any equity or other ownership interest in;

(ii)any person, partnership, division, corporation or any other entity in any business in direct competition with the principal business of the Company;

(iii)in any geographical location in which the Company actively conducts business.
Executive acknowledges that it would not be reasonably possible for Executive to work for any competing entity without the inevitable use and/or disclosure of confidential and trade secret information belonging to the Company, and that the use and/or disclosure of such information would cause competitive harm to the Company.
(b)Exceptions. The following activities of Executive shall not be considered a violation of the noncompetition restrictions set forth in this section: (i) passive ownership of less than 2% of any class of securities of a company whose securities are actively traded on a public securities market; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is in direct competition with Company.

(c) Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions in this Section are reasonable, fair, equitable and necessary in duration, scope and geographic area to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that while the noncompete obligations of this Section 13 restrict Executive in regard to direct competitors of the Company, such restrictions do not unreasonably restrict or prohibit Executive from obtaining and earning a living within the scope of Executive’s experience,

(d)Forfeiture of Severance Payments. In the event Executive breaches any provision of Section 13, in addition to any other remedies that the Company may have at law or in equity, all severance payments and benefits pursuant to this Agreement shall immediately cease and Executive shall promptly reimburse the Company for any severance payments or benefits received from, or payable by, the Company. In addition, the Company shall be entitled, and Executive authorizes the Company to do so by signing this Agreement, to offset within the Company’s sole discretion all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

(e) Extension of Noncompete Provision Due To Breach By Executive. Executive agrees that the duration of the noncompete obligations in this section shall be extended for the length of time Executive is in breach of such obligations. By example only and not limitation, if Executive is in breach of the noncompete obligations of this Section for a period of two (2) months, the noncompete obligation shall be extended for two (2) months so that Executive has satisfied a total of twelve (12) months of the noncompete obligation as agreed in Section 13.

14.Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Spokane, Washington, except that any alleged breach of Executive’s obligations under Section 13(a) shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.
15.Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the payment of severance or other benefits if Executive’s employment with the Company terminates as a result of an Involuntary Termination, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto, including that certain Severance and Change of Control Agreement between Executive and the Company, dated June 28, 2013.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Idaho.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, on the dates shown below.

COMPANY:	By:	/s/ Katie Maurer
	Title:	SVP, Human Resources
	Date:	12/11/2013

EXECUTIVE:
Signature
/s/ Mark Haley
Mark Haley
Vice President, Chief Accounting Officer

	Date:	12/11/2013